Exhibit 99.1

STEVEN R. MCCRACKEN NAMED PRESIDENT AND CEO OF OWENS-ILLINOIS

Veteran DuPont Executive Brings Emphasis on Innovation, Customer Focus and Global Leverage

TOLEDO, Ohio, March 22, 2004 — The Board of Directors of Owens-Illinois, Inc. (NYSE: OI) announced today that it has appointed Steven R. McCracken as President and Chief Executive Officer, effective April 1st.  Prior to joining Owens-Illinois, Mr. McCracken spent nearly 30 years at DuPont, including serving most recently as President of its INVISTA™ subsidiary, which is the world’s largest integrated fibers and intermediates business.

Mr. McCracken, 50, assumes the CEO position from Terry L. Wilkison and Thomas L. Young, who had been serving since January as Interim co-CEOs following the planned retirement of the previous CEO Joseph H. Lemieux.  Mr. Lemieux will remain the Company’s Chairman until its Annual Meeting in May, at which time Mr. McCracken will assume the position of Chairman of the Board.

Mr. McCracken said, “Owens-Illinois is well known for the innovation and vitality it has brought to its businesses, which is why it is the leader in the glass and plastics packaging industry.  I look forward to joining the people of O-I to build on the success the Company has achieved and to further expand its market position across its businesses around the world.”

Messrs. Young and Wilkison said, “We welcome Steve and pledge our fullest possible support to him as he assumes his new responsibilities. We believe that his experience should complement the Company’s strategies as we increasingly focus on global efficiencies and taking advantage of our scope, scale and technological base.”

Until January, Mr. McCracken served as the President of INVISTA™, the global textile fiber and related intermediates division of DuPont that was created in January 2001.  INVISTA™, which had revenues of $7 billion in 2003 and more than 18,000 employees in 50 countries, is being sold to Koch Industries. Since January, Mr. McCracken has been working on special assignments for INVISTA™ and DuPont, where he joined in 1975 as a field engineer.  During his tenure at DuPont, he has served in operations, finance, planning, marketing and business management positions throughout the U.S. and Europe, including serving as managing director of DuPont™ LYCRA® in Europe and Vice-President and General Manager of DuPont™ Corian® Surfaces, both of which achieved record growth under his leadership.  He also serves on the boards of several DuPont ventures in Latin America and Asia.  Mr. McCracken holds a B.S. in mechanical engineering from Rose-Hulman Institute of Technology.

About Owens-Illinois

Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe. Owens-Illinois also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe, Australia and New Zealand. Plastics packaging products manufactured by Owens-Illinois include consumer products (blow molded containers, injection molded containers and closures and dispensing systems) and prescription containers. O-I reported net sales of US$6.0 billion for the year ended December 31, 2003.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the timing of the acquisition of BSN, (2) foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (5) consumer preferences for alternative forms of packaging, (6) fluctuations in raw material and labor costs, (7) availability of raw materials, (8) costs and availability of energy, (9) transportation costs, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

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CONTACT:  OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.